                                                     Registration No. 33-

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 ------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 ------------

                              UNICOM CORPORATION
            (Exact name of registrant as specified in its charter)


    ILLINOIS                       6719                        36-3961038
(State or other            (Primary standard                (I.R.S. Employer
jurisdiction of            industrial classification        Identification No.)
incorporation or           code number)
organization)


                                           John C. Bukovski, Vice President
37th Floor, 10 South Dearborn Street     37th Floor, 10 South Dearborn Street
      Post Office Box A-3005                   Post Office Box A-3005
   Chicago, Illinois 60690-3005             Chicago, Illinois  60690-3005
          312/394-7399                               312/394-3117
(Address, including zip code, and       (Name, address, including zip code, and
telephone number, including area        telephone number, including  area code,
code, of registrant's principal         of agent for service)
executive offices)


     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

===============================================================================
                                  Proposed        Proposed
Title of each class   Amount      maximum         maximum          Amount of
of securities         to be       offering price  aggregate        registration
to be registered      registered  per unit*       offering price*  fee
-------------------------------------------------------------------------------

COMMON STOCK....... 135,646 shares    $26.64        $3,613,609         $1,247

===============================================================================
  *Calculated pursuant to Rule 457(f) based upon the book value per share as of December 31, 1995 of the Common Stock, $12.50 par value per share, of Commonwealth Edison Company to be received in exchange for the issuance of the securities being registered.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

                             CROSS REFERENCE SHEET


   FORM S-4 ITEM NUMBER
        AND CAPTION                               PROSPECTUS
---------------------------     ------------------------------------------------


1.  Forepart of
    Registration Statement
    and Outside Front
    Cover Page of
    Prospectus.............     Facing Page; Cross Reference Sheet; Outside
                                Front Cover Page of Prospectus

2.  Inside Front and
    Outside Back Cover
    Pages of Prospectus....     "Available Information"; "Incorporation of
                                Certain Information by Reference"; Outside Back
                                Cover Page of Prospectus

3.  Risk Factors,
    Ratios of Earnings to
    Fixed Charges, and
    Other Information......     "Unicom Corporation"; "Commonwealth Edison
                                Company"; "Prospectus Summary"

4.  Terms of the
    Transaction............     "Prospectus Summary"; "The Exchange Offer";
                                "Certain Differences Between Shares of Unicom
                                Common Stock and ComEd Common Stock"; "Summary of Certain Federal Income Tax Considerations"

5.  Pro Forma Financial
    Information............     Not applicable

6.  Material Contracts
    with the Company Being
    Acquired...............     Not applicable

7.  Additional
    Information Required
    for Reoffering by
    Persons and Parties
    Deemed to be
    Underwriters...........     Not applicable

8.  Interests of Named
    Experts and Counsel....     "Legal Matters"; "Experts"

9.  Disclosure of
    Commission Position on
    Indemnification for
    Securities Act
    Liabilities............     Not applicable

10. Information With
    Respect to
    S-3 Registrants........     "Incorporation of Certain Information by
                                Reference"; "Prospectus Summary"

11. Incorporation of
    Certain Information by
    Reference..............     "Incorporation of Certain Information by
                                Reference"

12. Information With
    Respect to
    S-2 or S-3 Registrants.     Not applicable

13. Incorporation of
    Certain Information
    by Reference...........     Not applicable

14. Information With
    Respect to Registrants
    Other Than S-3 or S-2
    Registrants............     Not applicable

15. Information With
    Respect to
    S-3 Companies..........     Not applicable

16. Information With
    Respect to
    S-2 or S-3 Companies...     Not applicable

17. Information With
    Respect to
    Companies Other Than
    S-2 or
    S-3 Companies..........     Not applicable

18. Information if
    Proxies, Consents or
    Authorizations are not
    to be solicited, or in
    an Exchange Offer......     Not applicable

19. Information if
    Proxies, Consents or
    Authorizations are not
    to be solicited, or in
    an Exchange Offer......     "Incorporation of Certain Information by
                                Reference"; "Unicom Corporation"

                Preliminary Prospectus Dated February 16, 1996
                             Subject to Completion

[Unicom logo]
                                                  Unicom Corporation
                                                  One First National Plaza
                                                  P.O. Box A-3005
                                                  Chicago, Illinois 60690-3005


Dear Commonwealth Edison Shareholder:


     We are writing to inform you that Unicom Corporation ("Unicom") has determined to offer holders of the Common Stock of Commonwealth Edison Company ("ComEd") the opportunity to exchange those shares on a one-for-one basis for shares of the Common Stock of Unicom.

     More specifically, Unicom is offering, pursuant to the terms and conditions contained in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange one share of the Common Stock without par value ("Unicom Common Stock") of Unicom for each share of Common Stock, $12.50 par value per share ("ComEd Common Stock") of ComEd not held by Unicom. Holders of outstanding shares of the $1.425 Convertible Preferred Stock without par value issued by ComEd (the "ComEd Convertible Preferred Stock") and the outstanding warrants to purchase ComEd Common Stock issued by ComEd (the "ComEd Warrants") may participate in the Exchange Offer by converting their shares of ComEd Convertible Preferred Stock or their ComEd Warrants into ComEd Common Stock in accordance with the conversion provisions of those securities, and then tendering the shares of ComEd Common Stock so received in the Exchange Offer.

     A more complete description of the terms and conditions of the Exchange Offer, including the procedures for tendering shares, is set forth on pages 7 through 10 of this Prospectus under "The Exchange Offer." Please also review "Certain Differences Between Shares of Unicom Common Stock and ComEd Common Stock" prior to making any decision to tender your shares.


                                    Sincerely,



                                    David A. Scholz
                                    Secretary


       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
         ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
           OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                  TO THE CONTRARY IS A CRIMINAL OFFENSE.



                THE DATE OF THIS PROSPECTUS IS ________, 1996.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM DAVID A. SCHOLZ, SECRETARY, UNICOM CORPORATION, 37TH FLOOR, 10 SOUTH DEARBORN STREET, POST OFFICE BOX A-3005, CHICAGO, ILLINOIS 60690-3005 (TELEPHONE NUMBER 312/394-7399).

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UNICOM OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UNICOM SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                                      -----------------------
                                                         TABLE OF CONTENTS

                                                    Page                                                               Page
                                                    ----                                                               ----
Available Information..............................  2          Summary of Certain Federal Income
Incorporation of Certain Information                              Tax Considerations..................................  10
 by Reference......................................  3          Certain Differences Between Shares of
Unicom Corporation.................................  3            Unicom Common Stock and ComEd
Commonwealth Edison Company........................  4            Common Stock........................................  11
Prospectus Summary.................................  4          Legal Matters.........................................  12
Reasons for the Exchange Offer.....................  6          Experts...............................................  12
The Exchange Offer.................................  7

                             AVAILABLE INFORMATION

     Unicom and ComEd are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Unicom may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, IL and the Pacific Stock Exchange, 301 Pine Street, San Francisco, CA, the exchanges on which Unicom Common Stock is listed. Unicom has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the Exchange Offer. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to such Registration Statement.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by Unicom with the Commission (File No. 1-11375) are incorporated in this Prospectus by reference and made a part hereof:

          (a) Unicom's Annual Report on Form 10-K for the year ended December 31, 1994 (the "1994 Form 10-K");

          (b) Unicom's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1995 (the "March 31, 1995 Form 10-Q"), June 30, 1995 (the "June 30, 1995 Form 10-Q") and September 30, 1995 (the "September 30, 1995 Form 10-Q");

          (c) Unicom's Current Reports on Form 8-K dated January 27, 1995, December 11, 1995, December 13, 1995 and January 26, 1996; and

          (d) Unicom's Registration Statement on Form 8-A relating to the Unicom Common Stock.

     All documents subsequently filed by Unicom pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Prospectus and prior to the termination of the offering made by this Prospectus, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Unicom will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated in this Prospectus by reference, other than certain exhibits to such documents. Such requests should be directed to David A. Scholz, Secretary, Unicom Corporation, 37th Floor, 10 South Dearborn Street, Post Office Box A-3005, Chicago, IL 60690-3005 (telephone number 312/394-7399).


                              UNICOM CORPORATION

     Unicom was organized in the state of Illinois on January 28, 1994, and on September 1, 1994, became the parent holding company of ComEd and Unicom Enterprises Inc., an unregulated subsidiary engaged, through a subsidiary, in energy service activities. Unicom owns in excess of 99% of the outstanding ComEd Common Stock and has the same directors as ComEd. ComEd represents substantially all of the assets, revenues and net income of Unicom; and Unicom's resources and results of operations are dependent on, and reflect, those of ComEd. Unicom also has several other subsidiaries that have been formed to engage in unregulated activities. Unicom's principal executive offices are located at 37th Floor, 10 South Dearborn Street, Post Office Box A-3005, Chicago, IL 60690-3005, and its telephone number is 312/394-7399.

                          COMMONWEALTH EDISON COMPANY

     ComEd is engaged principally in the production, purchase, transmission, distribution and sale of electricity to a diverse base of residential, commercial and industrial customers. ComEd's electric service territory has an area of approximately 11,540 square miles and an estimated population of approximately eight million as of December 31, 1995 and 1994, respectively. It includes the city of Chicago, an area of about 225 square miles with an estimated population of approximately three million from which ComEd derived approximately one-third of its ultimate consumer revenues in the twelve months ended December 31, 1995. ComEd had approximately 3.4 million electric customers at December 31, 1995. ComEd's principal executive offices are located at 37th Floor, 10 South Dearborn Street, Post Office Box 767, Chicago, IL 60690-0767, and its telephone number is 312/394-4321.

                              PROSPECTUS SUMMARY

     The following is a summary of certain information contained or incorporated by reference in this Prospectus and is qualified in its entirety by the more detailed information and financial statements contained or incorporated by reference in this Prospectus.

                              THE EXCHANGE OFFER

The Exchange Offer............     Unicom is offering to exchange one share of
                                   Unicom Common Stock for each share of ComEd
                                   Common Stock tendered by holders other than Unicom.

Participation by Holders
 of ComEd Convertible
 Preferred Stock and
 ComEd Warrants...............     Such holders may participate in the Exchange
                                   Offer by converting their securities into ComEd Common Stock in accordance with the conversion provisions of such securities, and then tendering the shares of ComEd
                                   Common Stock so received in accordance with the Exchange Offer.

Expiration Date...............     The Exchange Offer has no fixed expiration
                                   date. It will remain open until such time as there are no outstanding shares of ComEd
                                   Convertible Preferred Stock, no outstanding
                                   ComEd Warrants and no outstanding shares of ComEd Common Stock held by persons other than Unicom or, if earlier, such date as Unicom may fix by at least 60 days' prior written notice to the then registered holders of ComEd Convertible Preferred Stock, ComEd
                                   Warrants and ComEd Common Stock. See "The
                                   Exchange Offer -- Termination of the Exchange
                                   Offer."

Tender Procedure..............     A properly completed Letter of Transmittal,
                                   including required attachments, should be sent to the Exchange Agent. See "The Exchange
                                   Offer -- Procedures for Tendering ComEd
                                   Shares."

Tenders are Irrevocable.......     Tenders of ComEd Common Stock pursuant to the
                                   Exchange Offer are irrevocable. Assuming a properly completed Letter of Transmittal has been sent, a tender will be processed promptly upon receipt.

Exchange Agent................  First Chicago Trust Company of New York,
                                telephone (201) 324-0137

                                By Mail:
                                Suite 4660 -- Tenders and Exchanges
                                P.O. Box 2565
                                Jersey City, New Jersey 07303-2565

                                By Hand or Overnight Courier:
                                Suite 4680
                                14 Wall Street -- 8th Floor
                                New York, New York 10005

Federal Income Tax
 Consequences.................  An exchange pursuant to the Exchange Offer will be tax free for federal income tax
                                purposes. See "Summary of Certain Federal
                                Income Tax Considerations."


           COMPARISON OF UNICOM COMMON STOCK AND COMED COMMON STOCK

Stock Exchange Listing........  Unicom Common Stock is listed and traded on the
                                New York, Chicago and Pacific Stock Exchanges. ComEd Common Stock is not listed on a national securities exchange, and Unicom is not aware of anyone who is making a market in that stock.

Dividends.....................  Dividends paid on shares of ComEd Common Stock will reflect the performance of ComEd alone, and will not be affected by losses or profits of unregulated subsidiaries of Unicom. In addition, at least in the short-term, the amount of dividends paid on ComEd Common Stock is expected to be greater than the amount of dividends paid on Unicom Common Stock, in order to provide Unicom with a source of funds to pay its expenses and to invest in its unregulated activities.

     See "Certain Differences Between Shares of Unicom Common Stock and ComEd Common Stock" for additional information, including a comparison of the cash dividends paid per share on Unicom Common Stock and ComEd Common Stock.

                                                   SUMMARY FINANCIAL INFORMATION


                                             TWELVE MONTHS ENDED                        TWELVE MONTHS ENDED
                                              DECEMBER 31, 1995                          DECEMBER 31, 1994
                                    -------------------------------------      -------------------------------------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                      UNICOM                 COMED               UNICOM                COMED
                                      ------                 -----               ------                -----
INCOME STATEMENT DATA:

Net Operating Revenues              $ 6,910,045           $ 6,909,786          $ 6,277,521          $ 6,277,521
Operating Income                    $ 1,338,599           $ 1,345,464          $ 1,083,248          $ 1,088,582
Net Income on Common Stock          $   639,511           $   647,193          $   354,934          $   359,019
Average Number of Common
  Shares Outstanding                    214,691               214,193              214,031              214,008
Earnings per Common Share           $      2.98           $      3.02          $      1.66          $      1.68

BALANCE SHEET DATA
(AT DECEMBER 31, 1995 AND 1994):

Total Assets                        $23,246,988           $23,119,060          $23,121,488          $23,075,967
Common Stock Equity                 $ 5,769,637           $ 5,706,130          $ 5,448,127          $ 5,401,423
Book Value per Common Share         $     26.80           $     26.64          $     25.42          $     25.22

                             PRICE RANGE OF SHARES OF UNICOM COMMON STOCK AND COMED COMMON STOCK/(1)/

                                           1995                                   1994                            1993
                        -------------------------------------    -------------------------------------------    -------
                        Fourth    Third     Second    First      Fourth    Third          Second     First      Fourth
                        Quarter   Quarter   Quarter   Quarter    Quarter   Quarter        Quarter    Quarter    Quarter
                        -------   -------   -------   -------    -------   -------        -------    -------    -------
Unicom Common Stock:
  High                  33-7/8    30-1/2    27-3/4    26-1/8     24-3/4    23-7/8/(2)/    /(2)/      /(2)/      /(2)/
  Low                   30-1/4    26-1/4    23-5/8     23-1/4    20-5/8    21-1/4/(2)/    /(2)/      /(2)/      /(2)/
ComEd Common Stock:
  High                  /(2)/     /(2)/     /(2)/     /(2)/      /(2)/     24-7/8/(2)/     26        28-3/4     30-5/8
  Low                   /(2)/     /(2)/     /(2)/     /(2)/      /(2)/     22-1/2/(2)/     22        25-1/8     27-3/8

--------------------------------

(1)  As reported as New York Stock Exchange Composite Transactions.

(2) Unicom Common Stock commenced trading on the New York, Chicago and Pacific Stock Exchanges on September 1, 1994. ComEd Common Stock ceased trading on those exchanges on that date.


                        REASONS FOR THE EXCHANGE OFFER

     The primary purpose of the Exchange Offer is to give the holders of ComEd Convertible Preferred Stock, ComEd Warrants and ComEd Common Stock the opportunity to obtain stock for which there is a public market. ComEd Common Stock is not listed or traded on a stock exchange whereas Unicom Common Stock is listed and traded on the New York, Chicago and Pacific Stock Exchanges.

     The Exchange Offer also provides holders of ComEd Convertible Preferred Stock, ComEd Warrants and ComEd Common Stock an opportunity to share in the results of Unicom's unregulated subsidiaries. Such subsidiaries, however, are not expected to make a material contribution to Unicom's revenues or income in the near future. See "Certain Differences Between Shares of Unicom Common Stock and ComEd Common Stock -- Dividends."


                              THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), Unicom is offering to exchange one share of Unicom Common Stock for each share of ComEd Common Stock tendered. Holders of ComEd Convertible Preferred Stock and ComEd Warrants may participate in the Exchange Offer by converting such securities into ComEd Common Stock according to the conversion provisions of such securities, and then tendering the shares of ComEd Common Stock so received in accordance with the Exchange Offer.

     As of December 31, 1995, 96,753 shares of ComEd Convertible Preferred Stock, 82,742 ComEd Warrants and 9,378 shares of ComEd Common Stock not held by Unicom were outstanding.

PROCEDURES FOR TENDERING COMED SHARES

     A holder of shares of ComEd Common Stock who wishes to participate in the Exchange Offer must forward a properly completed and executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to First Chicago Trust Company of New York (the "Exchange Agent"), if delivered by mail, to First Chicago Trust Company of New York, Suite 4660 - Tenders and Exchanges, P.O. Box 2565, Jersey City, New Jersey 07303-2565, and if delivered by hand or by overnight courier, to First Chicago Trust Company of New York, Suite 4680, 14 Wall Street -- 8th Floor, New York, New York 10005. THE METHOD OF DELIVERY OF LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     If the Letter of Transmittal is signed by a person(s) other than the registered holder(s) of shares of ComEd Common Stock, such shares must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder(s) that appear on the tendered shares.

     If the Letter of Transmittal or any certificates for ComEd Convertible Preferred Stock, ComEd Warrants or ComEd Common Stock or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by Unicom, proper evidence satisfactory to Unicom of their authority so to act must be submitted.

     If tendered shares of ComEd Common Stock are registered in the name of the signer of the Letter of Transmittal and the shares of Unicom Common Stock to be issued in exchange therefor are to be issued in the name of the registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company ("DTC") (also referred to as a book-entry transfer facility) whose name appears on a security listing as the owner of the ComEd Shares), the signature of such signer need not be guaranteed. In any other case, the tendered shares of ComEd Common Stock must be endorsed or accompanied by written instruments of transfer in form satisfactory to Unicom and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). If the shares of Unicom Common Stock are to be delivered to an address other than that of the registered holder appearing on the register for the shares of ComEd Common Stock, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     The Exchange Agent will establish an account with DTC with respect to shares of ComEd Common Stock for the purpose of facilitating the Exchange Offer, and subject to the establishment of such account, any financial institution that is a participant in DTC's system may make book-entry delivery of shares of ComEd Common Stock into the Exchange Agent's account with respect to ComEd Common Stock in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for such book-entry transfers. However, the exchange for any shares so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such Book-Entry Transfer of such ComEd Common Stock into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant tendering shares of ComEd Common Stock that is the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that Unicom may enforce such agreement against such participant.

     All questions as to the validity, form, eligibility and acceptance of shares of ComEd Common Stock tendered for exchange will be determined by Unicom in its sole discretion, which determination shall be final and binding. Unicom reserves the absolute right to reject any and all tenders of any particular shares not properly tendered or not to accept any particular shares in cases where such acceptance might, in the judgment of Unicom or its counsel, be unlawful. Unicom also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular shares of ComEd Common Stock (including the right to waive the ineligibility of any holder who seeks to tender shares of ComEd Common Stock in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by Unicom shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of shares of ComEd Common Stock for exchange must be cured within such time as Unicom shall determine. Neither Unicom nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of shares for exchange, nor shall any of them incur any liability for failure to give such notification.

ACCEPTANCE OF SHARES FOR EXCHANGE; DELIVERY OF UNICOM COMMON STOCK

     Subject to the condition expressed under "Condition to the Exchange Offer" below, and provided the Exchange Offer has not been terminated as described under "Termination of the Exchange Offer" below, Unicom will accept all shares of ComEd Common Stock that are properly tendered and First Chicago Trust Company of New York, as registrar for shares of Unicom Common Stock, will register and deliver the shares of Unicom Common Stock issuable in exchange therefor promptly after receipt of such shares of ComEd Common Stock.

     In all cases, issuance of the shares of Unicom Common Stock for shares of ComEd Common Stock that are accepted for exchange pursuant to the Exchange Offer will be made only after receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal accompanied by the shares of ComEd Common Stock. If any tendered shares of ComEd Common Stock are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted or non-exchanged shares will be returned to the tendering holder thereof promptly.

CONDITION TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, Unicom shall not be required to accept for exchange, or to issue shares of Unicom Common Stock in exchange for, any shares of ComEd Common Stock and may terminate or amend the Exchange Offer, if at any time before the acceptance of such shares of ComEd Common Stock for exchange or the exchange of shares of Unicom Common Stock for such shares of ComEd Common Stock any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the sole judgment of Unicom, would prohibit, restrict or otherwise render illegal consummation of the Exchange Offer.

     Unicom expressly reserves the right to terminate the Exchange Offer and not accept for exchange any shares of ComEd Common Stock upon the occurrence of the foregoing condition (which represents the only material condition to the acceptance by Unicom of properly tendered shares of ComEd Common Stock). In addition, Unicom may amend the Exchange Offer at any time if the condition set forth above occurs.

     The foregoing condition is for the sole benefit of Unicom and may be asserted by Unicom regardless of the circumstances giving rise to such condition or may be waived by Unicom in whole or in part at any time and from time to time in its sole discretion. The failure by Unicom at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, Unicom will not accept for exchange any shares of ComEd Common Stock tendered, and no shares of Unicom Common Stock will be issued in exchange for any such shares, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement.

TERMINATION OF THE EXCHANGE OFFER

     Although the Exchange Offer has no fixed expiration date, Unicom has reserved the right to terminate the Exchange Offer (i) under the condition described under "Condition to the Exchange Offer" above and (ii) upon sixty days' prior written notice to the then registered holders of ComEd Convertible Preferred Stock, ComEd Warrants and ComEd Common Stock. In the latter case, such notice shall be made by mailing a copy thereof to each such registered holder at his, her or its address as it shall appear in the securities register of ComEd. Any such notice shall be deemed given when mailed and shall not be affected by any failure of the registered holder to receive it.

ASSISTANCE

     All executed Letters of Transmittal should be directed to the Exchange Agent. Questions, requests for assistance and requests for additional copies of this Prospectus, the Letter of Transmittal and other related documents should be directed to Unicom, Attention: Secretary, 37th Floor, 10 South Dearborn Street, Chicago, Illinois 60690-3005, telephone number (312) 394-7399 or to the Exchange Agent, Attention: Tenders and Exchanges, Suite 4660, P.O. Box 2565, Jersey City, New Jersey 07303-2565, telephone number (201) 324-0137.

FEES AND EXPENSES

     Unicom will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer and will not reimburse brokers, dealers or others for mailing these materials.

     The expenses to be incurred in connection with the Exchange Offer will be paid by Unicom and are estimated in the aggregate to be approximately $101,000 and include accounting, legal, filing and other fees and expenses.

TRANSFER TAXES

     In order to preserve the tax free nature of the Exchange Offer for federal income tax purposes, Unicom will not pay any transfer taxes applicable to the exchange of shares of ComEd Common Stock tendered and accepted pursuant to the Exchange Offer. Such taxes, if any, will be the responsibility of the tendering holder.


             SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Sidley & Austin, counsel to Unicom, the following summary describes the principal federal income tax consequences of the Exchange Offer to the holders of ComEd Common Stock, ComEd Convertible Preferred Stock and ComEd Warrants. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations thereunder, Internal Revenue Service rulings and judicial decisions, all as in effect as of the date hereof. There can be no assurance that future changes in the law will not affect the accuracy of the statements or conclusions set forth herein. In addition, the opinion is based on certain representations made by Unicom to Sidley & Austin and may not be relied upon subsequent to the date any such representations become untrue. Unicom will amend or supplement this Prospectus, if appropriate, should any of such representations become untrue and affect such opinion. EACH HOLDER OF COMED COMMON STOCK, COMED CONVERTIBLE PREFERRED STOCK OR COMED WARRANTS IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OFFER, INCLUDING THE EFFECT OF ANY SUBSEQUENT CHANGES IN THE LAW AND THE APPLICATION OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

CONVERSION OF COMED CONVERTIBLE PREFERRED STOCK OR COMED WARRANTS

     A holder of ComEd Convertible Preferred Stock or ComEd Warrants who converts such securities into ComEd Common Stock in accordance with the conversion provisions of those securities will not recognize any gain or loss as a result of such conversion, except with respect to cash, if any, received in lieu of fractional shares of ComEd Common Stock. The tax basis of the shares of ComEd Common Stock received upon such conversion (including fractional shares of ComEd Common Stock for which cash is received) will be the same as the tax basis of the securities exchanged therefor. A holder of ComEd Convertible Preferred Stock or ComEd Warrants who receives cash in lieu of a fractional share of ComEd Common Stock will recognize gain or loss equal to the difference, if any, between such holder's tax basis in the fractional share (as described above) and the amount of cash received.

     The holding period for shares of ComEd Common Stock received upon conversion of ComEd Convertible Preferred Stock will include the holding period for such shares of ComEd Convertible Preferred Stock, provided such shares of ComEd Convertible Preferred Stock were held as capital assets by the stockholder at the time of such conversion. The holding period for shares of ComEd Common Stock received upon conversion of ComEd Warrants will begin the date such warrants are exercised.

EXCHANGE OF COMED COMMON STOCK FOR UNICOM COMMON STOCK

     An exchange of ComEd Common Stock for Unicom Common Stock pursuant to the Exchange Offer will qualify as a "reorganization" within the meaning of section 368(a) of the Code. Accordingly, (i) a stockholder of ComEd will not recognize any gain or loss upon the exchange of his or her shares of ComEd Common Stock for shares of Unicom Common Stock pursuant to the Exchange Offer; (ii) the tax basis of the shares of Unicom Common Stock received in exchange for shares of ComEd Common Stock pursuant to the Exchange Offer will be the same as the tax basis of the shares of ComEd Common Stock exchanged therefor; and (iii) the holding period for the shares of Unicom Common Stock received in exchange for shares of ComEd Common Stock pursuant to the Exchange Offer will include the stockholder's holding period for such shares of ComEd Common Stock, provided such shares of ComEd Common Stock were held as capital assets by the stockholder at the time of such exchange.


                     CERTAIN DIFFERENCES BETWEEN SHARES OF
                  UNICOM COMMON STOCK AND COMED COMMON STOCK


STOCK EXCHANGE LISTING

     Shares of Unicom Common Stock are, and shares of Unicom Common Stock issued in connection with the Exchange Offer will be, listed for trading on the New York, Chicago and Pacific Stock Exchanges. Shares of ComEd Common Stock are not listed on a stock exchange, and Unicom is not aware of anyone who is making a market in that stock.

DIVIDENDS

     The dividends paid on shares of ComEd Common Stock will reflect the performance of ComEd alone, and will be unaffected by losses or profits of unregulated subsidiaries of Unicom. In at least the short term, dividends on shares of Unicom Common Stock will depend substantially upon the earnings, financial condition and capital requirements of ComEd and on ComEd's ability to pay dividends on the shares of ComEd Common Stock owned by Unicom. In addition, in at least the short term, the amount of dividends paid on shares of ComEd Common Stock is expected to be greater than the amount of dividends paid on the shares of Unicom Common Stock, in order to provide Unicom with a source of funds to pay its expenses and to invest in its unregulated subsidiaries. In the long term, however, if Unicom's unregulated subsidiaries are successful, the assets and earnings of such subsidiaries should benefit holders of shares of Unicom Common Stock.

       CASH DIVIDENDS PAID BY UNICOM AND COMED PER SHARE OF COMMON STOCK

                 1995 (by quarters)               1994 (by quarters)
            ----------------------------     ----------------------------
            Fourth  Third  Second  First     Fourth  Third  Second  First
Unicom        40c    40c     40c    40c        40c    ---     ---    ---
ComEd         40c    40c     40c    40c        40c    40c*    40c    40c

  * Excludes a special dividend (consisting of $40 million cash and the common stock of Unicom Enterprises Inc.) effected on September 1, 1994 in connection with the transaction by which Unicom became the parent holding company of ComEd.

COMPARISON OF SHAREHOLDERS' RIGHTS

     Unicom and ComEd are both Illinois corporations. The rights of holders of shares of Unicom Common Stock are governed by the Articles of Incorporation of Unicom (the "Unicom Articles") and the rights of holders of shares of ComEd Common Stock are governed by the Restated Articles of Incorporation of ComEd (the "ComEd Articles").

     CORPORATE PURPOSE. The Unicom Articles give Unicom broad corporate powers to engage in any lawful activity for which a corporation may be formed under the laws of the State of Illinois. The ComEd Articles specify that the corporate purposes for which ComEd may engage in business are those related to electric, gas and certain other utility businesses and related activities.

     PREFERRED AND PREFERENCE STOCK. The Unicom Articles do not authorize any preferred or preference stock. Authorization of any Unicom preferred stock or preference stock or additional shares of Unicom Common Stock would require the approval of the holders of the shares of Unicom Common Stock. By contrast, the ComEd Articles authorize the issuance of preferred, preference and prior preferred stock. As of December 31,1995, there were no shares of prior preferred stock, 96,753 shares of ComEd Convertible Preferred Stock and 16,434,539 shares of preference stock (in several series) outstanding. ComEd preference and prior preferred stocks are issuable in series and may be issued with or without mandatory redemption requirements, as designated by the ComEd Board of Directors in connection with the issuance of a particular series. There are no restrictions upon the issuance of any authorized shares by either Unicom or ComEd except for any actions required to be taken by such corporation's Board of Directors under Illinois law.

     COMMON STOCK. The Unicom Articles authorize the issuance of 400,000,000 shares of Unicom Common Stock, whereas the ComEd Articles authorize the issuance of 250,000,000 shares of ComEd Common Stock. As of December 31, 1995, there were 214,947,629 shares of Unicom Common Stock and 214,194,950 shares of ComEd Common Stock outstanding. As of December 31, 1995, Unicom owned 214,185,572 shares of the outstanding ComEd Common Stock, representing in excess of 99% of such stock and in excess of 92% of the outstanding voting stock of ComEd on such date.

                                 LEGAL MATTERS

     The validity of the shares of Unicom Common Stock to be issued in the Exchange Offer and certain other matters related thereto will be passed upon on behalf of Unicom by Sidley & Austin, Chicago, Illinois.


                                    EXPERTS

     The financial statements and schedules included or incorporated by reference in the 1994 Form 10-K Report, the March 31, 1995 Form 10-Q Report, the June 30, 1995 Form 10-Q Report, the September 30, 1995 Form 10-Q Report and the January 26, 1996 Form 8-K Report have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said reports included or incorporated by reference in the 1994 Form 10-K Report which include an explanatory paragraph with respect to a change in the method of accounting for postretirement health care benefits and income taxes, as discussed in Notes 13 and 14 of the financial statements, respectively.

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Certain provisions of the Illinois Business Corporation Act of 1983 (the "BCA") provide that Unicom may, and in some circumstances must, indemnify the directors and officers of Unicom and of each subsidiary company against liabilities and expenses incurred by any such person by reason of the fact that such person was serving in such capacity, subject to certain limitations and conditions set forth in the statute. Unicom's Articles of Incorporation provide that ComEd will indemnify its directors and officers, and any person serving as a director or officer of another business entity at Unicom's request, to the extent permitted by the statute. In addition, Unicom Articles of Incorporation provide, as permitted by BCA, that directors shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except (i) for breaches of their duty of loyalty to Unicom or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 8.65 of the BCA, and (iv) for transactions from which a director derived an improper personal benefit.

          Unicom has purchased liability insurance policies which indemnify Unicom's directors and officers, the directors and officers of subsidiaries of Unicom, the trustees of the Service Annuity Funds, and officers of Unicom serving as directors and officers on behalf of Unicom with certain other corporations, against loss arising from claims by reason of their legal liability for acts as such directors, officers or trustees, subject to limitations and conditions as set forth in the policies.

          Unicom indemnifies assistant officers and certain other employees against liabilities and expenses incurred by reason of acts performed in connection with the operations of the various employee benefit systems of Unicom and its subsidiaries.


ITEM 21.  EXHIBITS.

          The following exhibits are filed herewith or incorporated herein by reference. Documents indicated by an asterisk (*) are incorporated herein by reference to the File No. indicated.

    EXHIBIT
    NUMBER                        DESCRIPTION OF DOCUMENT
    -------    --------------------------------------------------------------

     (3)-1* Articles of Incorporation, as amended, of registrant (File No. 1-11375, Form 10-K for the year ended December 31, 1994, Exhibit
               (3)-1).
     (3)-2* By-Laws of registrant (File No. 1-11375, Form 10-K for the year ended December 31, 1994, Exhibit (3)-3).
     (5)       Opinion re legality.
     (8)       Opinion re tax consequences.
     (21)      Subsidiaries of registrant.
     (23)-1    Consent of Sidley & Austin (included in (5)).
     (23)-2    Consent of Experts.
     (24) Powers of attorney of Directors whose names are signed to this registration statement pursuant to such powers.
     (99)      Form of Letter of Transmittal.

ITEM 22.  UNDERTAKINGS.

THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES:

     (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (3) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, and State of Illinois, on this 16th day of February, 1996.

                                      UNICOM CORPORATION


                                      By  James J. O'Connor
                                        --------------------------------------
                                          James J. O'Connor,
                                          Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on this 16th day of February, 1996.

             Signature                                   Title
             ---------                                   -----


             James J. O'Connor              Chairman and Chief Executive
      -------------------------------           Officer and  Director
             James J. O'Connor                  (principal executive officer)


             John C. Bukovski               Vice President
      -------------------------------           (principal financial officer)
             John C. Bukovski

             Roger F. Kovack                Comptroller
      -------------------------------           (principal accounting officer)
             Roger F. Kovack

             *Jean Allard                   Director

             Edward A. Brennan              Director

             *James W. Compton              Director

             *Sue L. Gin                    Director

             Donald P. Jacobs               Director

             *Edgar D. Jannotta             Director

             *George E. Johnson             Director

             *Edward A. Mason               Director

             Leo F. Mullin                  Vice Chairman and Director
      -------------------------------
             Leo F. Mullin

             *Frank A. Olson                Director

             *Samuel K. Skinner             President and Director

      *By   David A. Scholz
         ----------------------------
            David A. Scholz,
            Attorney-in-fact

                                 EXHIBIT INDEX

Exhibit
Number                    Description of Document
_______     ___________________________________________________________________

(3)-1* Articles of Incorporation, as amended, of registrant (File No. 1-11375, Form 10-K for the year ended December 31, 1994, Exhibit
          (3)-1).

(3)-2* By-Laws of registrant (File No. 1-11375, Form 10-K for the year ended December 31, 1994, Exhibit (3)-3).

(5)       Opinion re legality.

(8)       Opinion re tax consequences.

(21)      Subsidiaries of registrant.

(23)-1    Consent of Sidley & Austin (included in (5)).

(23)-2    Consent of Experts.

(24) Powers of attorney of Directors whose names are signed to this registration statement pursuant to such powers.

(99)      Form of Letter of Transmittal.